Exhibit 2K3

EXECUTION VERSION

FORWARD AGREEMENT

between

BANCO INBURSA, S.A., INSTITUCIÓN DE BANCA MÚLTIPLE, GRUPO

FINANCIERO INBURSA

as Shareholder,

and

2017 MANDATORY EXCHANGEABLE TRUST,

as Purchaser

Dated as of December 15, 2017

i

ii

FORWARD AGREEMENT

FORWARD AGREEMENT (this “Agreement”), dated as of December 15, 2017, between Banco Inbursa, S.A., Institución de Banca Múltiple, Grupo Financiero Inbursa (“Shareholder”), and the 2017 Mandatory Exchangeable Trust, a trust organized under the laws of the State of New York by virtue of an Amended and Restated Trust Agreement, dated as of December 8, 2017 (the “Trust Agreement”; such trust and the trustees thereof acting in their capacity as such being referred to in this Agreement as “Purchaser”).

WITNESSETH:

WHEREAS, Shareholder owns shares of the Class A common stock, par value $0.01 per share (the “Shares”) of The New York Times Company, a company incorporated under the laws of the State of New York (the “Company”), as of the First Time of Delivery; and

WHEREAS, Purchaser has prepared an offering circular contemplating the offering of up to 2,875,000 Mandatory Exchangeable Trust Securities of Purchaser (the “Trust Securities”), the terms of which contemplate distribution by Purchaser to the holders of such Trust Securities of a number of Shares (or, in certain circumstances other property in addition to or in lieu of such Shares) on, or, in certain circumstances, prior to, the Exchange Date referred to below; and

WHEREAS, Shareholder has agreed, pursuant to the Collateral Agreement, dated as of December 15, 2017 (together with any substitute agreement therefor entered into pursuant to Section 2.2(a) of the Trust Agreement, the “Collateral Agreement”), among Shareholder, as pledgor, U.S. Bank National Association, as collateral agent for the benefit of Purchaser (the “Collateral Agent”), and Purchaser, to grant to the Collateral Agent, for the benefit of Purchaser, a security interest in the Shares and, in certain circumstances, certain other collateral to secure the obligations of Shareholder under this Agreement; and

WHEREAS, Shareholder has entered into a Securities Account Control Agreement, dated as of December 15, 2017 (the “Securities Account Control Agreement”), with Collateral Agent and U.S. Bank National Association, in its capacity as a “securities intermediary” (as defined in Section 8-102 of the Uniform Commercial Code); and

WHEREAS, Purchaser has agreed, effective as of the First Time of Delivery, pursuant to the Purchase Agreement, dated December 8, 2017 (the “Securities Purchase Agreement”), among Purchaser, Shareholder, Inversora Carso, S.A. de C.V. (Mexico) (“Carso”), Control Empresarial de Capitales, S.A. de C.V. (Mexico) (“Empresarial”) (Carso and Empresarial, collectively with Shareholder, “Shareholders”) and Barclays Capital Inc., as representative (“Representative”) of the several initial purchasers named in Schedule 1 thereto (collectively, the “Initial Purchasers”), to issue and sell to the Initial Purchasers an aggregate of 2,500,000 Trust Securities (the “Firm Trust Securities”) and, at the Initial Purchasers’ option, exercisable by Representative, as provided therein, up to 375,000 additional Trust Securities solely to cover over-allotments;

NOW, THEREFORE, the parties to this Agreement, intending to be bound, agree as follows:

ARTICLE I

DEFINITIONS; INTERPRETATION

Section 1.1 Defined Terms. As used in this Agreement, the following terms have the following meanings:

“Acceleration upon Event of Default” has the meaning specified in Section 7.1.

“Administration Agreement” means the Administration Agreement, dated as of December 15, 2017, between Purchaser and the Administrator.

“Administrator” means U.S. Bank National Association (or its successor) in its capacity as Administrator under the Administration Agreement.

“Affiliate” means, as applied to any Person, any other Person directly or indirectly Controlling, Controlled by, or under common Control with, that Person.

“Aggregate Non-Transferable Option Value” has the meaning specified in Section 6.1(c).

“Aggregate Number” has the meaning specified in Section 6.1(b).

“Agreement” has the meaning set forth in the preamble to this Agreement.

“Applicable Law” means any applicable federal, state, local or foreign law, rule, regulation, ordinance, code, directive, Order, authorization or treaty of any Governmental Body and any relevant final administrative or judicial precedent interpreting or applying the foregoing.

“Applicable Percentage” means, as of any day, a fraction, the numerator of which is (x) the product of (A) the Firm Trust Securities Base Amount and (B) 56.4450322301134%, minus (y) the aggregate number of Trust Securities, if any, purchased by members of the Shareholder Purchase Group, and canceled on or prior to such day, and the denominator of which is the total number of Trust Securities outstanding as of such day.

“Bankruptcy Custodian” means any receiver, trustee, síndico, interventor, assignee, liquidator, sequestrator or similar official under any Bankruptcy Law.

“Bankruptcy Law” means the Mexican Bankruptcy Law (Ley de Concursos Mercantiles) and the Mexican Banking Law (Ley de Instituciones de Crédito), as amended, as it relates to bankruptcies, or any successor thereof.

“Breach Event” means failure by Shareholder to comply with any agreement under Sections 5.1(g) or (i) after giving effect to any notice or grace periods set forth therein.

“Business Day” means any day other than a Saturday or a Sunday, or a day on which banking institutions in The City of New York or Mexico City are authorized or required by law, regulation or executive order to remain closed.

“cash” means U.S. dollars in immediately available funds.

“Collateral” has the meaning set forth in the Collateral Agreement.

“Collateral Agent” means U.S. Bank National Association (or its successor) in its capacity as the Collateral Agent under the Collateral Agreement.

“Collateral Agreement” has the meaning specified in the recitals to this Agreement.

“Collateral Event of Default” has the meaning set forth in the Collateral Agreement.

“Company” has the meaning specified in the recitals to this Agreement.

“Contract” means, as applicable, (A) this Agreement, (B) the forward agreement dated as of December 15, 2017 between Carso and Purchaser and (C) the forward agreement dated as of December 15, 2017 between Empresarial and Purchaser. “Contracts” means, collectively, each of the immediately preceding agreements. For the avoidance of doubt, if either of the Contracts in clause (B) or (C) have been accelerated in full, it shall not be deemed a Contract hereunder.

“Contract Shares” has the meaning specified in Section 2.1(a).

“Control” means, unless otherwise expressly specified, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Custodian” means U.S. Bank National Association (or its successor) in its capacity as Custodian under the Custodian Agreement.

“Custodian Agreement” means the Custodian Agreement, dated as of December 15, 2017, between the Custodian and Purchaser.

“Daily VWAP” means (i) for the Shares on any Trading Day, the per-Share volume-weighted average price as displayed under the heading “Bloomberg VWAP” on Bloomberg page “NYT <equity> AQR” (or its equivalent successor published by Bloomberg (or by another nationally recognized firm that provides such information and is agreed to by Purchaser and Shareholder) if such page is not available) in respect of the period from the scheduled open of trading until the scheduled close of trading of the primary trading session on such Trading Day (or if such volume-weighted average price is unavailable, the market value of one Share on such Trading Day determined in a commercially reasonable manner, using a volume-weighted average method, by a nationally recognized independent investment banking firm retained for this purpose by Purchaser) and (ii) for any other Exchange Security on any Trading Day, the volume-weighted average price per such Exchange Security as displayed under the heading “Bloomberg VWAP” on the relevant Bloomberg page for such Exchange Security (or its equivalent successor published by Bloomberg (or by another nationally recognized firm that provides such information and is agreed to by Purchaser and Shareholder) if such page is not available) in respect of the period from the scheduled open of trading until the scheduled close of trading of the primary trading session on such Trading Day (or if such volume-weighted average price is unavailable, the market value of one such Exchange Security on such Trading Day determined in a commercially reasonable manner, using a volume-weighted average method, by a nationally recognized independent investment banking firm retained for this purpose by Purchaser). The “Daily VWAP” will be determined without regard to after-hours trading or any other trading outside of the regular trading session trading hours. In the event that the Exchange Property Unit includes a number of any Exchange Security that is more or less than one, the Daily VWAP with respect to such Exchange Security will be an amount equal to (A) a fraction of which such number is the numerator and one is the denominator multiplied by (B) the Daily VWAP for one such Exchange Security.

“Default” means any event that with notice or passage of time, or both, would constitute an Event of Default.

“Dilution Event” has the meaning specified in Section 6.1.

“Distributed Asset” has the meaning specified in Section 6.1(d).

“Distribution Date” has the meaning set forth in the Trust Agreement.

“Dividend Daily VWAP” means the average of the Daily VWAPs of the Shares (or the average of the aggregate Then-Current Values of Exchange Property included in one Exchange Property Unit, if the Exchange Property Unit includes Exchange Property other than solely one Share) over the five consecutive Trading Day period ending on the Trading Day immediately before the Ex-Dividend Date.

“Dividend Exchange Rate” means,

(i) if the Dividend Daily VWAP is equal to or greater than the Non-Accelerated Percentage then in effect multiplied by the Threshold Appreciation Price, the Minimum Exchange Rate;

(ii) if the Dividend Daily VWAP is equal to or greater than the Non-Accelerated Percentage then in effect multiplied by the Initial Price, but less than the Non-Accelerated Percentage then in effect multiplied by the Threshold Appreciation Price, that number that, if multiplied by the Dividend Daily VWAP, would have a value equal to the Non-Accelerated Percentage then in effect multiplied by $100.00; and

(iii) if the Dividend Daily VWAP is less than the Non-Accelerated Percentage then in effect multiplied by the Initial Price, the Maximum Exchange Rate.

“dollar,” “U.S. dollar,” “U.S.$” or “$” means the lawful currency of the United States of America.

“Documentary Taxes” means any stamp, issue, registration, court, documentary, or similar Taxes.

“DTC” means The Depository Trust Company.

“Eligible Cash Equivalents” has the meaning set forth in the Collateral Agreement.

“Event of Default” has the meaning specified in Section 7.1.

“Excess Cash Dividends” has the meaning specified in Section 6.1(d).

“Excess Quarterly Dividends” means Excess Cash Dividends, to the extent consisting of regular quarterly distributions of cash in respect of an Exchange Security.

“Ex-Dividend Date” means the first date on which the Shares trade on the applicable exchange or in the applicable market, regular way, without the right to receive the issuance, dividend or distribution in question.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Date” means the fifth Scheduled Trading Day immediately following the last Trading Day of the 40 Trading Day Observation Period.

“Exchange Property” initially means, per Trust Security, a number of Shares equal to the Maximum Exchange Rate. What constitutes “Exchange Property” as of any date shall be adjusted in accordance with the terms of this Agreement to add or substitute cash, securities and/or any other property as a result of a Dilution Event or Reorganization Event as of and following the applicable Exchange Property Adjustment Date. “Exchange Property” as of any date will also be reduced by the amount of Non-Marketable Securities Exchange Property as set forth in Section 6.3. As a result, the Exchange Property that Purchaser is entitled to receive under this Agreement may include a combination of Shares, other securities of the Company (including rights or warrants), cash, securities of another entity and/or other property, depending on the cause and nature of the change or the adjustment.

“Exchange Property Adjustment Date” has the meaning specified in Section 6.1(g).

“Exchange Property Unit” as of any date means a unit comprising the amount of each type of Exchange Property (including, for the avoidance of doubt, the Shares) equal to (i) the Exchange Property per Trust Security as of such date (taking into account, for the avoidance of doubt, the reduction in the Exchange Property following any Special Acceleration, as described in the definition of “Exchange Property” herein) divided by (ii) the Maximum Exchange Rate.

“Exchange Security” means any security that is part of the Exchange Property.

“Final Exchange Amount” has the meaning specified in Section 2.1(c).

“Firm Initial Forward Amount” has the meaning specified in Section 2.2(a).

“Firm Trust Securities” has the meaning specified in the recitals to this Agreement.

“Firm Trust Security Base Amount” means a number equal to the number of Firm Trust Securities that Purchaser sells to the Initial Purchasers under the Securities Purchase Agreement.

“First Time of Delivery” has the meaning specified in Section 2.3(a).

“Governmental Body” means any federal, state, local, municipal, foreign or other governmental or quasi-governmental authority or self-regulatory organization of any nature (including any agency, branch, department, board, commission, court, tribunal or other entity exercising governmental or quasi-governmental powers) exercising, or entitled to exercise, any administrative, executive, judicial, legislative, enforcement, regulatory or taxing authority or power.

“Indemnifiable Taxes” means any present or future Taxes required to be imposed or reasonably expected to be imposed (including by withholding or deduction) (x) by any Relevant Jurisdiction (i) on Shareholder or the Purchaser (including any property held by or on behalf of Shareholder or Purchaser and including, for the avoidance of doubt, any U.S. withholding taxes that apply with respect to distributions on the Shares), (ii) on payments (including deliveries of property) by or on behalf of any Shareholder to the Purchaser or (y) by any Relevant Jurisdiction (other than the United States) on payments or distributions by or on behalf of the Purchaser; provided that clauses (x)(i) and (x)(ii) shall apply only if such Taxes would reduce the amount of cash or property held by Purchaser (including cash or property pledged to Purchaser as Collateral); and provided further that Taxes imposed with respect to Ordinary Cash Dividends shall not constitute Indemnifiable Taxes.

“Initial Price” means $17.75.

“Initial Purchasers” has the meaning specified in the recitals to this Agreement.

“Initial Treasury Securities” means the U.S. Government Securities purchased by Purchaser pursuant to Section 2.3(b)(i) of the Trust Agreement for settlement at the First Time of Delivery.

“Insolvency Event” means (a) the entry by a court of competent jurisdiction or a Governmental Body of: (i) a decree or order for relief in respect of Shareholder in an involuntary case or proceeding under any Bankruptcy Law or (ii) a decree or order (A) adjudging Shareholder to be bankrupt or insolvent in concurso mercantil or quiebra, (B) approving as properly filed a petition seeking concurso mercantil, quiebra, reorganization, arrangement, adjustment or composition of, or in respect of, Shareholder under any Bankruptcy Law, (C) appointing any Bankruptcy Custodian of Shareholder or of any substantial part of the property of Shareholder or (D) ordering the winding-up or liquidation of the affairs of Shareholder and in each case, the continuance of any such decree or order for relief or any such other decree or order unstayed and in effect for a period of 90 consecutive calendar days; or (b) (i) the commencement by Shareholder of a voluntary case or proceeding under any Bankruptcy Law or of any other case or proceeding to be adjudicated to be bankrupt or insolvent in concurso mercantil or quiebra, including, without limitation, by filing a petition seeking concurso mercantil, quiebra, reorganization, arrangement, adjustment or composition of, or in respect of, Shareholder, (ii)(A) the consent by Shareholder to the entry of a decree or order for relief in respect of Shareholder in an involuntary case or proceeding under any Bankruptcy Law or to the commencement of any concurso mercantil, quiebra, bankruptcy or insolvency case or proceeding against Shareholder or (B) the commencement by any person of an involuntary case or proceeding in respect of Shareholder under Bankruptcy Law through filing of a petition seeking concurso mercantil, quiebra, reorganization, arrangement, adjustment or composition of, in respect of, Shareholder, (iii) the filing by Shareholder of a petition or answer or consent seeking concurso mercantil, quiebra, reorganization or relief under any Bankruptcy Law, (iv) the consent by Shareholder to the filing of such petition or to the appointment of or taking possession by a Bankruptcy Custodian of Shareholder or of any substantial part of the property of Shareholder, (v) the making by Shareholder of an assignment for the benefit of creditors, (vi) the admission by Shareholder in writing of its inability to pay its debts generally as they become due, (vii) the approval by stockholders of Shareholder of any plan or proposal for the liquidation or dissolution of Shareholder or (viii) the taking of corporate action by Shareholder in furtherance of any action referred to in clauses (i) through (vii) above.

“Investment Company Act” means the United States Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder.

“Lien” means any lien, mortgage, security interest, pledge, charge, encumbrance or adverse claim of any kind.

“Make-Whole Adjustment Date” means the applicable date set forth in Section 6.6(b) or (c), as applicable.

“Make-Whole Exchange Property Rate” has the meaning specified in Section 6.6(a).

“Make-Whole Non-Marketable Securities Exchange Property” has the meaning set forth under Section 6.3(a).

“Market Disruption Event” means, in relation to the Shares or any other Exchange Security, (i) a failure by the primary United States national or regional securities exchange or market on which the Shares or any other Exchange Security, as applicable, are listed or admitted for trading to open for trading during its regular trading session or (ii) the occurrence or existence prior to 1:00 p.m., New York City time, on any Scheduled Trading Day for the Shares or such other Exchange Security, as applicable, for more than one half-hour period in the aggregate during regular trading hours of any suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the relevant securities exchange or otherwise) in the Shares or such other Exchange Security, as applicable, or in any options contracts or future contracts relating to the Shares or such other Exchange Security, as applicable.

“Marketable Securities” means any common equity securities (whether voting or non-voting) (or depositary receipts representing common equity securities) listed on the NYSE, The NASDAQ Global Market or The NASDAQ Global Select Market (or their respective successors).

“Material Adverse Effect” means a material adverse effect on and/or material adverse developments with respect to (i) the ability of Shareholder to fully and timely perform the obligations hereunder; (ii) the legality, validity, binding effect or enforceability against Shareholder of this Agreement or the Collateral Agreement; or (iii) the rights, remedies and benefits available to, or conferred upon, Purchaser under this Agreement or the Collateral Agreement.

“Maximum Exchange Rate” means 5.6338.

“Minimum Exchange Rate” means 4.6948.

“Non-Accelerated Percentage” means (i) commencing immediately following the first of (A) any Special Acceleration or (B) any satisfaction of Shareholder’s obligations under the second paragraph of Section 6.1(d) to occur, a percentage equal to 100% minus (X) the Non-Marketable Securities Percentage for such Special Acceleration, in the case of (A), or (Y) the percentage obtained by dividing the Excess Cash Dividend related to such obligation by the related Dividend Daily VWAP, in the case of (B), (ii) commencing immediately following any subsequent (A) Special Acceleration or (B) satisfaction of Shareholder’s obligations under the second paragraph of Section 6.1(d), a percentage equal to (x) the Non-Accelerated Percentage in effect immediately prior to such Special Acceleration or satisfaction of Shareholder’s obligations under Section 6.1(d), multiplied by (y) 100% minus (X) the Non-Marketable Securities Percentage for such Special Acceleration, in the case of (A), or (Y) the percentage obtained by dividing the Excess Cash Dividend related to such obligation by the related Dividend Daily VWAP, in the case of (B) and (iii) in all other cases, 100%.

“Non-Marketable Securities Exchange Property” has the meaning specified in Section 6.3(a).

“Non-Marketable Securities Percentage” has the meaning specified in Section 6.3(a).

“Non-Transferable Option Value” has the meaning specified in Section 6.1(c).

“NYSE” means the New York Stock Exchange (or its successor).

“Obligations” means all obligations of every nature of Shareholder under this Agreement (other than any indemnification, reimbursement or similar obligation that is contingent at the applicable time).

“Observation Period” means the 40 Trading Day period beginning on, and including, the 44th Scheduled Trading Day immediately preceding December 1, 2020.

“Officer’s Certificate” means, with respect to any Person, a certificate signed by an officer or director of such Person.

“Optional Acceleration” has the meaning specified in Section 6.4(a).

“Optional Acceleration Date” has the meaning specified in Section 6.4(c).

“Optional Acceleration Notice Date” means the first Business Day on which Purchaser has (or should have) delivered notice to holders of Trust Securities of Shareholder’s delivery of a notice of Optional Acceleration to Purchaser, or on which a press release has been issued containing such notice or the relevant information has been published on a publicly available website, in each case, by 5:00 p.m., New York City time (it being understood that such first Business Day will be deemed to be postponed to the immediately succeeding Business Day if such notice is received, or such press release is issued or such relevant information has been published on a publicly available website, after 5:00 p.m., New York City time).

“Order” means any order, writ, injunction, decree, judgment, award, determination, direction or demand of any Governmental Body.

“Ordinary Cash Dividend” means $0.04 per Exchange Property Unit for any Quarterly Dividend Period.

“Paying Agent” means U.S. Bank National Association (or its successor) in its capacity as transfer agent, registrar and paying agent under the Paying Agent Agreement.

“Paying Agent Agreement” means the Paying Agent Agreement, dated as of December 15, 2017, between Purchaser and U.S. Bank National Association, as transfer agent, registrar and Paying Agent.

“Person” means and includes natural persons, corporations, limited partnerships, general partnerships, limited liability companies, limited liability partnerships, joint stock companies, joint ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts or other organizations, whether or not legal entities, and governmental authorities.

“Pledged Account” has the meaning set forth in the Collateral Agreement.

“Process Agent” has the meaning set forth in Section 8.4.

“Purchaser” has the meaning specified in the preamble to this Agreement.

“Quarterly Dividend Period” means each regular quarterly dividend period of the Company; provided that if any Marketable Security other than the Shares becomes part of the Exchange Property, following completion of the Quarterly Dividend Period then in progress (i.e., the day on which the dividend for such period is paid), “Quarterly Dividend Period” shall thereafter mean each three-month period beginning on and including the day immediately following the final day of the immediately preceding Quarterly Dividend Period and ending on, but excluding, the same date in the third month thereafter.

“Receipt Date” has the meaning specified in Section 6.1(b).

“Record Date” has the meaning specified in Section 6.1(b).

“Reimbursement Obligation” has the meaning specified in Section 6.7(a).

“Relevant Jurisdiction” means (i) Shareholder’s jurisdiction of incorporation or organization; (ii) any jurisdiction where Shareholder conducts business; (iii) any jurisdiction where any asset subject to or intended to be subject to the Collateral to be created by Shareholder is situated; and (iv) the jurisdiction whose laws govern the perfection of any of the Collateral.

“Reorganization Event” means, with respect to an issuer of any Exchange Security, (1) any consolidation, merger or amalgamation of the issuer (which issuer, for the avoidance of doubt, may be the Company) with or into another entity (other than a consolidation, merger or amalgamation in which the issuer is the continuing corporation and in which the units of each Exchange Security of that issuer outstanding before the consolidation, merger or amalgamation are not exchanged for cash, securities or other property of the issuer or another entity), (2) any sale, transfer, lease or conveyance to another entity of the property of the issuer as an entirety or substantially as an entirety, (3) any statutory exchange of securities of the issuer with another entity, (4) any liquidation, dissolution, winding up, bankruptcy or insolvency of the issuer or (5) the consummation of any tender offer or exchange offer (whether by the relevant issuer or any other party) for 15% or more of the number of any of the Exchange Securities then outstanding, where such tender offer or exchange offer is conditioned on there being validly tendered and not withdrawn at the expiration of such tender offer or exchange offer at least 15% of the number of any of the Exchange Securities then outstanding and such condition is not waived or modified.

“Required Pledged Assets” has the meaning set forth in the Collateral Agreement.

“Scheduled Trading Day” means, in relation to the Shares or any other Exchange Security, a day that is scheduled to be a trading day on the primary United States national or regional securities exchange or market on which the Shares or such other Exchange Security, as applicable, are listed or admitted for trading. If the Shares or such other Exchange Security, as applicable, are not so listed or admitted for trading, “Scheduled Trading Day” means a “Business Day.”

“Securities Account Control Agreement” has the meaning specified in the recitals to this Agreement.

“Securities Act” means the United States Securities Act of 1933, as amended.

“Securities Purchase Agreement” has the meaning specified in the recitals to this Agreement.

“Share Price” has the meanings specified in Sections 6.6(b) and (c), as applicable.

“Shareholder” has the meaning specified in the preamble to this Agreement.

“Shareholders” has the meaning specified in the preamble to this Agreement. For the avoidance of doubt, if the Contract of Carso or Empresarial has been accelerated in full, it shall not be deemed to be a Shareholder hereunder.

“Shareholder Group” means, collectively, each Person or entity of which Shareholder is a direct or indirect wholly-owned subsidiary or any direct or indirect wholly-owned subsidiary of any such Person or entity.

“Shareholder Purchase Group” means, collectively, Shareholder, each Person or entity of which Shareholder is a direct or indirect wholly-owned subsidiary and each Person or entity that is a direct or indirect wholly owned subsidiary of Shareholder (other than another one of the Shareholders and any indirect subsidiaries of any such Shareholders).

“Shares” has the meaning specified in the preamble to this Agreement.

“Solvent” means, with respect to Shareholder, that as of the date of determination, both (i) (a) the sum of Shareholder’s debt (including contingent liabilities) does not exceed the present fair saleable value of Shareholder’s present assets; (b) Shareholder’s capital is not unreasonably small in relation to the transactions contemplated hereunder; and (c) Shareholder has not incurred and does not intend to incur, or believe (nor should it reasonably believe) that it will incur, debts beyond its ability to pay them as they become due; and (ii) Shareholder does not meet the conditions required to be satisfied to be considered insolvent or bankrupt under any Bankruptcy Law. For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under the General Provisions applicable to Banking Institutions set forth by the Banking and Securities Commission of Mexico (Comisión Nacional Bancaria y de Valores) and, in particular, Standard C-9 therein).

“Special Acceleration” has the meaning specified in Section 6.3(a).

“Special Acceleration Date” has the meaning specified in Section 6.3(b).

“Tax” or “Taxes” means any present or future taxes, duties, assessments or governmental charges of whatever nature and any related interest, surcharges or penalties with respect thereto.

“Tax Event” means any of the following events if it will result in, or has a substantial likelihood of resulting in, Indemnifiable Taxes: any (i) Reorganization Event or Dilution Event, other than a payment of Excess Quarterly Dividends; (ii) issuance of, change in, or amendment to the law (or any regulations or rulings thereunder); (iii) issuance of, amendment to, or change in any application, pronouncement, administration or interpretation of such laws, regulations or rulings (including by reason of a holding, judgment or order by a court of competent jurisdiction or a change in published practice) and any publication of tax cases by any tax authority; (iv) interpretation or pronouncement that provides for a position with respect to such laws, regulations or rulings that differs from the theretofore generally accepted position; (v) action taken by a tax authority, whether or not with respect to Shareholder or Purchaser; or (vi) event upon which a tax jurisdiction effects taxation.

“Tax Event Security” has the meaning specified in Section 6.3(a).

“Then-Current Value” means, for any item of Exchange Property as of any date:

(a) if the item consists of cash, the amount of cash;

(b) if the item consists of an Exchange Security listed or admitted for trading on a U.S. national securities exchange or other U.S. trading or quotation system, the Daily VWAP of such Exchange Security on such date (or, if such date is not a Trading Day, for the Trading Day immediately preceding such date);

(c) if the item consists of U.S. Government Securities, the average of the last bid and the last offer prices as of 4:00 p.m., New York City time, on such date on the Bloomberg page for such U.S. Government Securities; and

(d) if the item consists of property other than cash, U.S. Government Securities or Exchange Securities listed or admitted for trading on a U.S. national securities exchange or other U.S. trading or quotation system, the fair market value of that property (or, in the case of Exchange Securities, one unit of that property) as of 5:00 p.m., New York City time, on the third Business Day preceding that date. The fair market value will be determined in a commercially reasonable manner by a nationally recognized independent investment banking firm retained by Purchaser for this purpose.

“Threshold Appreciation Price” means $21.30.

“Trading Day” means, in relation to the Shares or any other Exchange Security, any day on which (1) there is no Market Disruption Event with respect to the Shares or such Exchange Security, as applicable, and (2) trading in the Shares or such other Exchange Security, as applicable, generally occurs on the NYSE or, if the Shares or such other Exchange Security, as applicable, are not then listed on the NYSE, on the primary United States national or regional securities exchange on which the Shares or such other Exchange Security, as applicable, are then listed or, if the Shares or such other Exchange Security, as applicable, are not then listed on a United States national or regional securities exchange, on the principal other market on which the Shares or such other Exchange Security, as applicable, are then listed or admitted for trading. A “Trading Day” includes only those days that have a scheduled closing time of 4:00 p.m. (New York City time) or the then standard closing time for regular trading on the relevant exchange or trading system or, if applicable, regular quoting on the relevant quotation system. If the Shares or such other Exchange Security, as applicable, are not so listed or admitted for trading, “Trading Day” means a “Business Day.”

“Trust Agreement” has the meaning specified in the preamble to this Agreement.

“Trustees” has the meaning specified in the Trust Agreement.

“Trust Securities” has the meaning specified in the recitals to this Agreement.

“U.S. Government Securities” means direct obligations of the United States of America.

“Zero-Payment Options” has the meaning specified in Section 6.1(c).

Section 1.2 Interpretation.

(a) When a reference is made in this Agreement to Articles, Sections, Exhibits or Schedules, such reference is to Articles or Sections of, or Exhibits or Schedules to, this Agreement unless otherwise indicated.

(b) The table of contents and headings contained in this Agreement are for reference purposes only and are not part of this Agreement, and shall not be deemed to limit or otherwise affect any of the provisions of this Agreement.

(c) Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

(d) Any reference to any statute, regulation or agreement is a reference to such statute, regulation or agreement as supplemented, amended, restated or otherwise modified from time to time.

ARTICLE II

SALE AND PURCHASE

Section 2.1 Sale and Purchase.

(a) Firm Exchange Shares. Upon the terms and subject to the conditions of this Agreement, Shareholder agrees to sell to Purchaser, and Purchaser agrees to purchase from Shareholder, the number of Shares (or the number of Exchange Property Units, if applicable) equal to the product of (x) the Applicable Percentage, (y) the Firm Trust Security Base Amount and (z) the Final Exchange Amount (“Contract Shares”).

(b) [Reserved.]

(c) Final Exchange Amount. Subject to Section 7.1, the “Final Exchange Amount” in respect of each outstanding Trust Security will be determined as of the Exchange Date as follows: the number of Shares (and the amount of each other type of Exchange Property) deliverable on the Exchange Date will equal the sum of the following amounts determined for each of the 40 Trading Days during the Observation Period:

(i) if the Daily VWAP of the Shares (or the aggregate Then-Current Value of an Exchange Property Unit, if the Exchange Property Unit includes Exchange Property other than solely one Share) for such Trading Day is equal to or greater than the Non-Accelerated Percentage then in effect multiplied by the Threshold Appreciation Price, then a number of Shares (or a number of Exchange Property Units, if applicable) for such Trading Day equal to 1/40th of the Minimum Exchange Rate;

(ii) if the Daily VWAP of the Shares (or the aggregate Then-Current Value of an Exchange Property Unit, if the Exchange Property Unit includes Exchange Property other than solely one Share) for such Trading Day is equal to or greater than the Non- Accelerated Percentage then in effect multiplied by the Initial Price, but less than the Non-Accelerated Percentage then in effect multiplied by the Threshold Appreciation Price, then that number of Shares for such Trading Day that, if multiplied by the Daily VWAP of the Shares for such Trading Day, would have a value equal to 1/40th of the Non-Accelerated Percentage then in effect multiplied by $100.00 (or, if applicable, that number of Exchange Property Units for such Trading Day that, if multiplied by the Then-Current Value (valued as of such Trading Day) of an Exchange Property Unit, would have a value equal to 1/40th of the Non-Accelerated Percentage then in effect multiplied by $100.00); and

(iii) if the Daily VWAP of the Shares (or the aggregate Then-Current Value of an Exchange Property Unit, if the Exchange Property Unit includes Exchange Property other than solely one Share) for such Trading Day is less than the Non-Accelerated Percentage then in effect multiplied by the Initial Price, then a number of Shares (or a number of Exchange Property Units, if applicable) for such Trading Day equal to 1/40th of the Maximum Exchange Rate.

Section 2.2 Initial Forward Amount.

(a) Firm Initial Forward Amount. The initial forward amount for the Contract Shares (the “Firm Initial Forward Amount”) shall be an amount equal to the product of the Applicable Percentage and the excess of (i) the aggregate proceeds to Purchaser from the sale of the Firm Trust Securities determined in accordance with the first Paragraph of Section 2 of the Securities Purchase Agreement over (ii) the aggregate cost to Purchaser, as notified by Purchaser to Shareholder at the First Time of Delivery, of the Initial Treasury Securities.

Section 2.3 Payment for and Delivery of Contract Shares.

(a) First Time of Delivery. Upon the terms and subject to the conditions of this Agreement, Purchaser shall deliver to Shareholder the Firm Initial Forward Amount at 10:00 a.m., New York City time, on December 15, 2017, or at such other time not later than seven Business Days thereafter as Representative, Purchaser and Shareholders determine pursuant to the terms of the Securities Purchase Agreement (the “First Time of Delivery”), at Latham & Watkins LLP, 885 Third Avenue, New York, New York 10022, or at such other place as shall be agreed upon by Purchaser and Shareholder, by wire transfer to an account designated by Shareholder, in Federal (immediately available) funds.

(b) [Reserved.]

(c) Sale and Delivery of Contract Shares. Shareholder agrees to deliver, except as otherwise provided in this Agreement, the Contract Shares to Purchaser on the Exchange Date. Delivery shall be effected by the Collateral Agent delivering to the Custodian, for the account of Purchaser, the Shares (and other Exchange Property, if applicable) then held by the Collateral Agent as Collateral under the Collateral Agreement, in an aggregate amount equal to the number of Contract Shares, rounded down to the nearest whole number, by 12:00 p.m. New York City time on the Exchange Date. Shareholder agrees to make a cash payment in respect of any fractional Shares (or Exchange Property Units, if applicable) included in the Contract Shares on the Exchange Date, in an amount equal to the Then-Current Value of such fractional Shares (or Exchange Property Units, if applicable). Notwithstanding the foregoing, if a Special Acceleration Date, Optional Acceleration Date or an Acceleration upon Event of Default shall have occurred prior to the Exchange Date then, in lieu of the foregoing, delivery shall be effected as provided in Section 6.3, Section 6.4, Section 6.5 or Section 7.1, as applicable, by the Collateral Agent delivering to the Custodian, for the account of Purchaser, the Shares (and other Exchange Property, if applicable) then held by the Collateral Agent as Collateral under the Collateral Agreement as provided in Section 5.7 of the Collateral Agreement, limited to (in the case any such limit applies under the applicable provision at such time) the amount of Exchange Property required to be delivered pursuant to Section 6.3, Section 6.4 or Section 7.1, as applicable. Notwithstanding anything to the contrary in this Agreement, if the number of Shares (or other Exchange Securities) deliverable to Purchaser (in the aggregate among Shareholders pursuant to the Contracts) on any date would cause Purchaser or any group (within the meaning of Section 13 under the Exchange Act) of which Purchaser is a part to have beneficial ownership in excess of 9.9% of the then-outstanding Shares (or 9.9% of the then-outstanding voting securities of the applicable issuer), Purchaser shall notify Shareholder of the amount of such excess and Shareholder will instead deliver the product of (A) the Applicable Percentage and (B) the lesser of (i) such excess portion and (ii) a number of Shares (or any other Exchange Securities) representing the product of the Applicable Percentage and 9.9% or more of the then-outstanding Shares (or the product of the Applicable Percentage and 9.9% or more of the then-outstanding voting securities of the applicable issuer), on successive Business Days after such notice, in each case, until Shareholder has satisfied all of its delivery requirements under this Agreement); provided that by the close of business on each Business Day, Purchaser shall deliver all Shares (or other Exchange Securities) it received from Shareholders on such Business Day to holders of the Trust Securities.

(d) Satisfaction of Obligations.

A member of the Shareholder Purchase Group may from time to time purchase Trust Securities in open market purchases or negotiated transactions, subject to compliance with applicable laws. Shareholder shall deliver the purchased Trust Securities to Purchaser for cancelation within two Trading Days following the date of purchase. Purchaser shall promptly notify holders of the Trust Securities of the cancelation and issue a press release or post the relevant information on a publicly available website upon cancelation of such Trust Securities. Upon the cancelation of any Trust Securities purchased pursuant to this Section 2.3(d), Purchaser will distribute to Shareholder the stripped U.S. Treasury securities (or proceeds thereof) (pro rata among the respective series) and any other property held by Purchaser and associated with those Trust Securities and release the Collateral associated with those Trust Securities. For the avoidance of doubt, the cancelation of any Trust Securities under this Section 2.3(d) will not affect the number or amount of each type of Exchange Property that will be received in respect of each Trust Security that remains outstanding on the Exchange Date.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

Section 3.1 Representations and Warranties of Shareholder. Shareholder represents and warrants to Purchaser that, as of the date hereof:

(a) it is, and after giving effect to the incurrence by Shareholder of its Obligations at the First Time of Delivery will be, Solvent;

(b) it (i) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization and (ii) has all requisite power and authority to enter into this Agreement and to carry out the transactions contemplated hereby;

(c) the execution, delivery and performance by it of this Agreement have been duly authorized by all necessary action on its part;

(d) the execution, delivery and performance by it of this Agreement and the consummation by it of the transactions contemplated by this Agreement do not and will not require registration with, consent or approval of, or notice to, or other action to, with or by, any Governmental Body except for such consent and approval delivered to Purchaser as of the date hereof;

(e) it is not in default or breach in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any contract to which it is a party that could reasonably expected to have a Material Adverse Effect, and no condition exists that, with the giving of notice or the lapse of time or both, could constitute such a default or breach;

(f) it is in compliance with all applicable statutes, regulations and orders of, and all applicable restrictions imposed by, all Governmental Bodies except where the failure to so comply, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect;

(g) it is not, and for the immediately preceding 90 calendar days, was not an “affiliate” (within the meaning of Rule 144 under the Securities Act) of the Company;

(h) all Tax returns and reports of Shareholder required to be filed have been timely filed (taking into account applicable extensions), and all Taxes due and payable by Shareholder and all assessments, fees and other governmental charges upon Shareholder and upon its properties, assets, income, businesses and franchises that are due and payable have been paid when due and payable (except for (i) Taxes which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with applicable generally accepted accounting principles (provided that Collateral cannot, as a result of the proceedings, become subject to forfeiture or loss and, in the case of a Tax or claim which has or may become a Lien against any of the Collateral (other than a Lien that is junior to Purchaser’s Lien against the Collateral), such proceedings conclusively operate to stay the sale of any portion of the Collateral to satisfy such Tax or claim) or (ii) where any failure to file any Tax return or report or to make any payment in respect of any Tax, fee, assessment or charge could not reasonably be expected to have a Material Adverse Effect (including, for the avoidance of doubt, causing any Collateral to become subject to forfeiture or loss)). There is no pending or proposed Tax assessment against Shareholder that would result in a Material Adverse Effect (including, for the avoidance of doubt, causing any Collateral to become subject to forfeiture or loss). Under the laws of its Relevant Jurisdiction, it is not necessary that any stamp, registration, notarial or similar Taxes or fees be paid on or in relation to this Agreement or the Collateral Agreement or the transactions contemplated hereby or thereby. No transaction, stamp, capital, issuance, registration, transfer, withholding or other Taxes imposed by any Relevant Jurisdiction are required to be paid by Purchaser in connection with any transfer of Shares to Purchaser exercising its rights with respect thereto under the this Agreement or the Collateral Agreement (including a foreclosure sale); and

(i) it is not required to be registered as an “investment company” within the meaning of the Investment Company Act.

Section 3.2 Representations and Warranties of Purchaser. Purchaser represents and warrants to Shareholder that it is authorized to enter into and perform (and, in accordance with Section 8.5 of the Trust Agreement, amend) this Agreement and to enforce all rights and remedies it has under this Agreement.

ARTICLE IV

CONDITIONS TO PURCHASER’S OBLIGATIONS

Section 4.1 Condition to Delivery of Firm Initial Forward Amount. The obligation of Purchaser to deliver the Firm Initial Forward Amount at the First Time of Delivery is subject to the condition that the purchase by the Initial Purchasers of the Firm Trust Securities pursuant to the Securities Purchase Agreement shall have been consummated as contemplated under the Securities Purchase Agreement.

ARTICLE V

COVENANTS

Section 5.1 Covenants of Shareholder.

(a) U.S. Federal Income Tax Treatment of Forward Purchase Agreement. Each of Shareholder and Purchaser hereby agrees that for U.S. federal income tax purposes, (i) it will treat this Agreement, as a prepaid variable forward contract for the purchase of a variable number of Shares, with the U.S. federal tax consequences of such characterization as are described under “Certain U.S. Federal Income Tax Considerations” in the offering circular for the Trust Securities, and (ii) it will not take any action (including filing any tax return or form or taking any position in any tax proceeding, other than in connection with good faith negotiations in settlement of a tax proceeding) that is inconsistent with the obligations contained in clause (i) of this Section 5.1(a), except as required by law. Notwithstanding the preceding sentence but subject to Purchaser’s obligations under Section 6.7, Purchaser may in its discretion withhold Tax on payments to the Trust Security holders regardless of the legal theory or characterization supporting such withholding.

(b) Limitations on Trading During Certain Days. Shareholder hereby agrees that it will not, and will cause any member of Shareholder Group not to, on any day from, and including, the first Scheduled Trading Day of the Observation Period to, and including, the last Trading Day of the Observation Period, (i) offer, pledge, sell, contract to sell, sell any call option or other right or warrant to purchase, purchase any put option, lend, or otherwise transfer or dispose of, directly or indirectly, any securities of the same class as any Exchange Securities (or equivalent interest, including a unit of beneficial interest in a trust or limited partnership or a depositary share), listed contracts on any securities of the same class as any Exchange Securities or any securities convertible into or exercisable or exchangeable for, or representing or represented by, any securities of the same class as any Exchange Securities, (ii) purchase, offer to purchase, place any bid or limit order that would effect a purchase of, or announce or commence any tender offer relating to, any securities of the same class as any Exchange Securities (or equivalent interest, including a unit of beneficial interest in a trust or limited partnership or a depositary share), listed contracts on any securities of the same class as any Exchange Securities or any securities convertible into or exercisable or exchangeable for, or representing or represented by, any securities of the same class as any Exchange Securities, or (iii) enter into any swap or other arrangement that transfers to, or from, another Person, directly or indirectly, in whole or in part, any of the economic consequences of ownership of any securities of the same class as any of the Exchange Securities, whether any such transaction described in clauses (i), (ii) and/or (iii) is to be settled by delivery of any securities of the same class as any Exchange Securities or such other securities, in cash or otherwise.

(c) Notices. Shareholder will cause to be delivered to Purchaser:

(i) promptly upon Shareholder’s obtaining actual knowledge that any of the conditions or events set forth in Section 7.1(a), (b), or (c) hereof shall have occurred, notice of such occurrence; and

(ii) if, at any time after Shareholder has substituted Eligible Cash Equivalents for Exchange Property pursuant to Section 5.2 of the Collateral Agreement but prior to the Exchange Date, Shareholder receives notice, or otherwise obtains actual knowledge, that any event requiring an adjustment to be effected pursuant to Article VI hereof shall have occurred or be pending, then Shareholder shall make good faith and commercially reasonable efforts to promptly cause to be delivered to Purchaser a notice identifying such event and stating, if known to Shareholder, the date on which such event occurred or is to occur and, if applicable, the record date relating to such event. Shareholder shall cause further notices to be delivered to Purchaser if Shareholder shall subsequently receive notice, or otherwise obtain actual knowledge, of any further or revised information regarding the terms or timing of such event or any record date relating to such event.

(d) Further Assurances. From time to time on and after the date of this Agreement through the Exchange Date, each of the parties to this Agreement shall use its commercially reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things reasonably necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement in accordance with the terms and conditions of this Agreement, including (i) using commercially reasonable efforts to remove any legal impediment to the consummation of such transactions and (ii) the execution and delivery of all such deeds, agreements, assignments and further instruments of transfer and conveyance reasonably necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement in accordance with the terms and conditions of this Agreement.

(e) Mexican Tax Treatment of Forward Purchase Agreement. Each of Shareholder and Purchaser hereby agrees that, for Mexican federal income tax purposes, (i) it will treat this Agreement in its entirety as a financial derivative transaction under, inter alia, Article 20 and Article 163 of the Mexican Income Tax Law (Ley del Impuesto sobre la Renta) and 16-A of the Mexican Tax Code (Codigo Fiscal de la Federación) as a forward contract for the delivery of such Contract Shares or Exchange Property; and/or cash, and (ii) it will not take any action (including filing any tax return or form or taking any position in any tax proceeding, other than in connection with good faith negotiations in settlement of a tax proceeding) that is inconsistent with the obligations contained in clauses (i) of this Section 5.1(e). Notwithstanding the preceding sentence but subject to Purchaser’s obligations under Section 6.7, Purchaser may in its discretion withhold Tax on payments to the Trust Security holders regardless of the legal theory or characterization supporting such withholding. Shareholder and Purchaser may also take any action or position required by law.

(f) No Impairment of the Collateral. Shareholder shall not take any action that would impair the value of the Collateral or Purchaser’s security interest therein or Purchaser’s ability to sell or otherwise realize against the Collateral, including entering into any agreement or engaging in any activity that could reasonably be expected to result in an adverse effect on the Collateral or Purchaser’s rights and remedies under the Collateral Agreement (provided, for the avoidance of doubt, that this provision shall not restrict the Shareholder’s ability to dispose of or enter into contracts in respect of Shares that are not included in the Collateral, or to cast votes in respect of Shares over which it has voting power as and to the extent it chooses, so long as such votes with respect to Shares included in the Collateral are not exercised in a way that adversely affects Purchaser’s rights and remedies with respect to the Collateral).

(g) Payment of Taxes and Claims. Shareholder hereby agrees to pay on a going-forward basis, all Taxes imposed upon it or any of its properties or assets or in respect of any of its income, businesses or franchises, or for which it otherwise is liable, before any penalty or fine accrues thereon, and all claims for sums that have become due and payable and that by law have or may become a Lien upon any Collateral, prior to the time when the penalty or fine shall be incurred with respect thereto; provided, in each case, that any failure to pay such taxes, claims or sums pursuant to this Section 5.1(g) shall not constitute a Breach Event unless they remain unpaid on the date 45 Business Days after Shareholder has received notice of the accrual or incurrence of such penalty or fine, as applicable, so long as such failure has not resulted in forfeiture or loss of the Collateral; provided, further, that no such tax, claim or sum need be paid (and no representation is made as to payment) (I) if non-payment would not result in forfeiture or loss of the Collateral or (II) to the extent it is being contested in good faith by appropriate proceedings promptly instituted and diligently conducted, so long as (i) adequate reserves or other appropriate provisions shall have been made or provided therefor, (ii) in the case of such

Tax or claim which has or may become a Lien against any of the Collateral (other than a Lien that is junior to the Purchaser’s Lien against the Collateral), such proceedings conclusively operate to stay the sale of any portion of the Collateral to satisfy such Tax or claim and (iii) Collateral cannot, as a result of the proceedings, become subject to forfeiture or loss.

(h) Compliance with Laws and Material Contracts. Shareholder hereby agrees to comply with (i) the requirements of all laws and all orders, writs, injunctions and decrees applicable to it or to its business or property and (ii) its reporting obligations with respect to the Shares and the other transaction documents related to the offering under Sections 13 and 16 of the Exchange Act and applicable securities laws of any other jurisdiction, including any required filings with the United States Securities and Exchange Commission, except where any failure to comply with such requirements or obligations could not reasonably be expected to have a Material Adverse Effect.

(i) Ownership of Company Securities. Shareholder agrees that it will not, and will cause any member of the Shareholder Group not to, prior to the Exchange Date, purchase a number of voting securities of the Company that would result in Shareholder or the Shareholder Group directly or indirectly owning, holding or controlling with the power to vote twenty (20) percent or more of the aggregate voting power of the outstanding voting securities of the Company (taking into account for purposes of such calculation any differences in voting rights between different classes of the Company’s voting securities and calculated based on the information on the number of outstanding voting securities of the Company provided in the Company’s most recent quarterly report on Form 10-Q or annual report on Form 10-K under the Exchange Act).

ARTICLE VI

ADJUSTMENTS TO EXCHANGE AMOUNT; REORGANIZATION EVENTS;

SPECIAL ACCELERATION; OPTIONAL ACCELERATION

Section 6.1 Exchange Property Adjustments. The amount and type of Exchange Property that Purchaser is entitled to receive under this Agreement is subject to change and adjustment following any of the events set forth in this Section 6.1 (each such event set forth in subsections (a), (b), (c) and (d) of this Section 6.1, a “Dilution Event”) as well as any Reorganization Event, if the record date for determining holders entitled to receive cash, securities or other property in respect of such event occurs prior to the Exchange Date (or an earlier settlement date, if this Agreement is accelerated in full). For purposes of determining the Daily VWAP of the Shares (or the Then-Current Value of the Exchange Property Units, if applicable) for any Trading Day that occurs on or after the Ex-Dividend Date for a Dilution Event or Reorganization Event and prior to the related Exchange Property Adjustment Date for such Dilution Event or Reorganization Event, such Daily VWAP of the Shares (or such Then-Current Value of an Exchange Property Unit, if applicable) will be increased (or replaced, as applicable) by the Then-Current Value (as of such Trading Day) of the assets or property to be distributed with respect to one Share (or one Exchange Property Unit, as applicable) in respect of such Dilution Event or Reorganization Event.

(a) Subdivisions and Splits. If the issuer of any Exchange Security subdivides or splits the outstanding units of the Exchange Security into a greater number of units, combines the outstanding units of the Exchange Security into a smaller number of units or reclassifies the outstanding units of the Exchange Security into units of another of the issuer’s securities (or depositary shares representing such securities), then each Exchange Property Unit will be adjusted to include the number of units of the Exchange Security or other securities of the issuer (or depositary shares representing such security) that a holder of the Exchange Security would have been entitled to receive as a result of the Dilution Event had the holder held, immediately prior to that Dilution Event, the number of units of the Exchange Security that were then part of one Exchange Property Unit.

(b) Grant of Certain Options, Rights or Warrants. If the issuer of any Exchange Security grants options, rights or warrants (other than non-transferable options, rights or warrants) to all holders of such Exchange Security (or depositary shares representing such securities) entitling them to subscribe for or purchase any of its securities (or depositary shares representing such securities) or other property for a period ending before the fifteenth calendar day following the Exchange Date (other than rights to purchase Exchange Securities pursuant to a plan for the reinvestment of dividends or interest), then each Exchange Property Unit will be adjusted to include cash or Eligible Cash Equivalents as follows.

The amount of cash or Eligible Cash Equivalents included in each Exchange Property Unit in respect of such options, rights or warrants will equal (x) the sale proceeds (determined as set forth below in this subsection (b)) for each such option, right or warrant or (y) if Shareholder elects to pledge Eligible Cash Equivalents to the Collateral Agent in accordance with this subsection (b), the per-option, -right or -warrant amount of such Eligible Cash Equivalents (determined as set forth below in this subsection (b)), in either case, multiplied by the product of (A) the number of such options, rights or warrants issued for each unit of the relevant Exchange Security and (B) the number of units of the relevant Exchange Security that are part of one Exchange Property Unit immediately before the Record Date, without any interest.

The Collateral Agent shall solicit, on Shareholder’s behalf, bids by three recognized securities dealers in the City of New York for the purchase by each such dealer of the number (the “Aggregate Number”) of such options, rights or warrants that a holder of the relevant Exchange Security would have received if the holder held, on the record date for determination of holders entitled to receive the options, rights or warrants (the “Record Date”), a number of units of the Exchange Security equal to the product of (1) the number of units of the relevant Exchange Security that were part of one Exchange Property Unit on the Record Date, (2) the Maximum Exchange Rate, (3) the aggregate number of outstanding Trust Securities as of the Record Date and (4) the Applicable Percentage as of the Record Date. The Collateral Agent shall instruct the securities dealers to provide such bids by approximately 5:00 p.m., New York City time, by the second Trading Day after the date the holders of the relevant Exchange Security receive their options, rights or warrants (the “Receipt Date”). The Collateral Agent shall promptly provide each of Shareholder and Purchaser with notice of the net amounts of such bids. Shareholder may, by 5:00 p.m., on the fifth Business Day following receipt of such notice, pledge to the Collateral Agent an amount of Eligible Cash Equivalents with a fair market value equal to the net proceeds that would be received were the Collateral Agent to sell the Aggregate

Number of the options, rights or warrants to the securities dealer providing the highest net bid. Upon Shareholder’s pledge of such Eligible Cash Equivalents, such Eligible Cash Equivalents shall replace the options, rights or warrants as Exchange Property, and the options, rights or warrants shall be released from the Collateral and delivered by the Collateral Agent to Shareholder. In such an instance, the per-option, -right or -warrant amount of such Eligible Cash Equivalents will equal the fair market value of such Eligible Cash Equivalents divided by (y) the Aggregate Number. If Shareholder does not pledge such an amount of Eligible Cash Equivalents to the Collateral Agent by 5:00 p.m., New York City time, on the fifth Business Day following receipt of notice of the bids from Purchaser, the Collateral Agent shall sell the Aggregate Number of such options, rights and warrants to the securities dealer that provided the highest net bid. In such an instance, the sale proceeds for each such option, right or warrant will be equal to (x) the net sale proceeds divided by (y) the Aggregate Number.

Notwithstanding the foregoing, no recognized securities dealer will be deemed to have provided the highest net bid hereunder unless (A) it also provides the same bid for all such options, rights or warrants in connection with all outstanding Contracts and (B) such bid is also deemed to be the highest net bid under each of the outstanding Contracts.

If for any reason the Collateral Agent is, or is deemed to be, unable to obtain the required bid or sell such options, rights or warrants at such highest net bid on or prior to the fifth Trading Day after the Receipt Date, promptly after the fifth Trading Day after the Receipt Date, a nationally recognized independent investment banking firm will be retained by Purchaser to identify the per-option, -right or -warrant fair market value of such options, rights or warrants. Shareholder may thereupon pledge an amount of Eligible Cash Equivalents with a fair market value equal to the product of the per-option, -right or -warrant fair market value of such options, rights or warrants and the Aggregate Number by the fifth Business Day following receipt of the investment banking firm’s determination of the per-option, -right or -warrant fair market value of such options, rights or warrants. Upon Shareholder’s pledge of such Eligible Cash Equivalents, such Eligible Cash Equivalents shall replace the options, rights or warrants as Exchange Property, and the options, rights or warrants shall be released from the Collateral and delivered by the Collateral Agent to Shareholder. If Shareholder does not pledge such Eligible Cash Equivalents by 5:00 p.m., New York City time, on the fifth Business Day following receipt of the investment banking firm’s determination of their fair market value, the investment banking firm shall identify a purchaser or purchasers for such options, rights or warrants in connection with all outstanding Contracts, and the Collateral Agent shall sell, on Shareholder’s behalf, such options, rights or warrants to the purchaser or purchasers identified by such investment banking firm.

For purposes of determining the Then-Current Value of the Exchange Property Unit, (I) if those options, rights or warrants are sold pursuant to this subsection (b) or released to Shareholder following Shareholder’s pledge of Eligible Cash Equivalents pursuant to this subsection (b), such options, rights or warrants constituting part of each Exchange Property Unit will be deemed to have a value equal to the sale price, or fair market value of the Eligible Cash Equivalents pledged in respect, of such options, rights or warrants constituting part of each Exchange Property Unit from, and including, the Ex-Dividend Date in respect of the issuance of such options, rights or warrants; or (II) if those options, rights or warrants are not so sold or Shareholder has not so pledged such Eligible Cash Equivalents, such options, rights or warrants constituting part of each Exchange Property Unit will be deemed to have a sale proceeds value of zero.

Notwithstanding the foregoing, Shareholder may not pledge Eligible Cash Equivalents under this clause (b) unless each other Shareholder with an outstanding Contract pledges its applicable amount of Eligible Cash Equivalents in accordance with the analogous provisions of the Contract to which such Shareholder is a party, such that there is an identical adjustment to the types and amounts of Exchange Property comprising the Exchange Property Unit under each of the outstanding Contracts.

(c) Certain Non-Transferable Options, Rights and Warrants. If the issuer of any Exchange Security grants non-transferable options, rights or warrants that require payment as a condition to their exercise to all holders of such Exchange Security (or depositary shares representing such securities) entitling them to subscribe for or purchase any of its securities (or depositary shares representing such securities) or other property for a period ending before the fifteenth calendar day following the Exchange Date (other than rights to purchase Exchange Securities pursuant to a plan for the reinvestment of dividends or interest), then each Exchange Property Unit will be adjusted to include cash as follows. The amount of cash included in each Exchange Property Unit in respect of such options, rights or warrants will equal the fair market value of each such option, right or warrant (as determined on or prior to the fifth Trading Day after the Receipt Date by a nationally recognized investment banking firm retained by Shareholders for this purpose) multiplied by the product of (A) the number of such options, rights or warrants issued for each unit of the relevant Exchange Security and (B) the number of units of the relevant Exchange Security that are part of one Exchange Property Unit immediately before the Record Date, without any interest (the “Non-Transferable Option Value”). By 5:00 p.m., New York City time, on the third Trading Day following such determination of the fair market value of each such option, right or warrant Shareholder shall pledge to the Collateral Agent for the benefit of Purchaser an amount of cash (the “Aggregate Non-Transferable Option Value”) equal to the product of (1) the Non-Transferable Option Value, (2) the Maximum Exchange Rate, (3) the total number of Trust Securities outstanding as of the Record Date and (4) the Applicable Percentage as of the Record Date. From the date of issuance of such options, rights or warrants until Shareholder’s payment of the Aggregate Non-Transferable Option Value as provided above, each Exchange Property Unit will include the number of those options, rights or warrants issued for each unit of the relevant Exchange Security multiplied by the number of units of the relevant Exchange Security that are part of one Exchange Property Unit immediately before the issuance of those options, rights or warrants.

For purposes of determining the Then-Current Value of the Exchange Property Unit, (I) if all Shareholders pledge the Aggregate Non-Transferable Option Value in connection with all outstanding Contracts, those options, rights or warrants constituting part of each Exchange Property Unit will be deemed to have a fair market value equal to the Non-Transferable Option Value from, and including, the Ex-Dividend Date in respect of the issuance of such options, rights or warrants; or (II) if any Shareholder fails to make such pledge, those options, rights or warrants constituting part of each Exchange Property Unit will be deemed to have a fair market value of zero. From the time of Shareholder’s pledge of the Aggregate Non-Transferable Option

Value, (i) no Exchange Property Unit will include any such options, rights or warrants; and (ii) the Collateral Agent, upon request from Shareholder, will, so long as no Default or Event of Default has occurred and is continuing, promptly release to Shareholder such options, rights or warrants from the Collateral, in accordance with the Collateral Agreement.

If the issuer of any Exchange Security grants non-transferable options, rights or warrants that do not require any payment as a condition to their exercise to all holders of such Exchange Security (or depositary shares representing such securities) entitling them to subscribe for or purchase any of its securities (or depositary shares representing such securities) or other property for a period ending before the fifteenth calendar day following the Exchange Date (other than rights to purchase Exchange Securities pursuant to a plan for the reinvestment of dividends or interest) (such options, rights or warrants, the “Zero-Payment Options”), then the Shareholder shall exercise (or cause the exercise of) those Zero-Payment Options in full (before the later of (x) the third Trading Day after the receipt of such Zero-Payment Options and (y) the fourth Trading Day prior to the scheduled expiration of such Zero-Payment Options, in each case if then exercisable) and each Exchange Property Unit will be adjusted to include, as of the date when the securities of the issuer (or depositary shares representing such securities) or such other property receivable pursuant to such exercise are delivered to or for the account of Shareholder, the number of such securities of the issuer (or depositary shares representing such securities) or the amount of such other property equal to the product of (x) the number of those Zero-Payment Options issued for each unit of the relevant Exchange Security, (y) the number of units of the relevant Exchange Security that are part of one Exchange Property Unit as of the Record Date in respect of the issuance of those Zero-Payment Options and (z) the number of such securities of the issuer (or depositary shares representing such securities) or the amount of such other property that each such Zero-Payment Option entitles the holder thereof to receive upon exercise thereof.

Notwithstanding the foregoing, to the extent that any options, rights or warrants are issued in connection with the adoption or amendment of a rights plan, no adjustment to the Exchange Property will be made unless and until such options, rights or warrants have separated from the applicable Exchange Security, in which case an adjustment to the Exchange Property will be made under this subsection (c) or, if such options, rights or warrants are at such time transferable, then an adjustment will be made under subsection (b).

(d) Dividends and Distributions. Except as described in Section 6.1(e), if the issuer of any Exchange Security that is a Marketable Security (A) pays a non-cash dividend or makes a non-cash distribution to all holders of such Exchange Security (or depositary shares representing such securities) of (I) its securities or securities issued by any other entity (including depositary shares representing such securities), or (II) other property, or (B) issues options, rights or warrants to subscribe for or purchase any of its securities or securities issued by any other entity (including depositary shares representing such securities), or other non-cash property (each, a “Distributed Asset”), then each Exchange Property Unit will be adjusted to include the number and amount of each type of Distributed Asset distributed (computed prior to the application of any Indemnifiable Taxes that apply to such dividend or distribution) for each unit of the relevant Exchange Security multiplied by the number of units of such Exchange Security that are part of one Exchange Property Unit as of the Record Date in respect of that dividend, distribution or issuance. However, (x) no adjustment of the type set forth in this subsection (d) shall be made for any dividend, distribution or issuance referred to in subsections (a), (b) or (c) above (although the same principles with respect to Indemnifiable Taxes described in this subsection (d) shall apply to any such dividends or distributions) and (y) amounts in respect of Indemnifiable Taxes withheld on a dividend or distribution shall be considered Required Pledged Assets and Shareholder shall be obligated to pledge cash in respect thereof on or prior to the third Business Day following the later of (i) receipt of the applicable Distributed Asset and (ii) notice to Shareholder of the amount required to be pledged.

Except as described in Section 6.1(e), if, during any Quarterly Dividend Period, the issuer of any Exchange Security that is a Marketable Security pays any cash dividends or makes other cash distributions that, taken together with the aggregate cash dividends or distributions on other such Exchange Securities during the same period, on a per Exchange Property Unit basis, exceeds the Ordinary Cash Dividend (in each case, computed prior to the application of any Indemnifiable Taxes that apply to such dividend or distribution) (such excess, an “Excess Cash Dividend”), then, on the Business Day immediately prior to the first Distribution Date following the date that the Excess Cash Dividend is received by the Collateral Agent, Shareholder shall be obligated to make an additional payment hereunder equal to the product of (v) the Excess Cash Dividend (reduced by the amount of any withholding taxes, other than Indemnifiable Taxes, deducted from the Excess Cash Dividend), (w) the number of units of such Exchange Security that are part of one Exchange Property Unit on the record date of such cash dividend or distribution, (x) the Dividend Exchange Rate, (y) the aggregate number of outstanding Trust Securities as of the record date for such cash dividend or distribution and (z) the Applicable Percentage as of the record date for such cash dividend or distribution; provided that, for the avoidance of doubt, such additional payment shall be paid by each Shareholder on the same day. As further set forth in the Trust Agreement, Purchaser shall distribute the amount received to holders of the outstanding Trust Securities on such Distribution Date.

Every adjustment of the type set forth in these subsections (a), (b), (c) and (d) will be made successively.

(e) Reorganization Event. If any Reorganization Event with respect to an issuer of any Exchange Security occurs on or prior to the Exchange Date (or an earlier settlement date, if this Agreement is accelerated in full), then each Exchange Property Unit will be adjusted to include, in lieu of the number of units of each Exchange Security of such issuer that were part of one Exchange Property Unit immediately before the effective date of the Reorganization Event, the amount or number of any cash, securities and/or other property that a holder of such Exchange Security would have been entitled to receive as a result of the Reorganization Event (as computed prior to the application of any Indemnifiable Taxes that apply to such property) had the holder held, immediately prior to that Reorganization Event, the number of units of such Exchange Security that were part of one Exchange Property Unit immediately before the effective date of the Reorganization Event. Notwithstanding the foregoing, if, in connection with a Reorganization Event with respect to an issuer of any Exchange Security, after giving effect to Section 6.1(e), less than all of such Exchange Securities of the issuer included in an Exchange Property Unit are subject to conversion or exchange for cash, securities and/or other property in such Reorganization Event, each Exchange Property Unit will be adjusted to include, in lieu of the number of units of such Exchange Security that were part of the Exchange Property Unit immediately before the effective date of such Reorganization Event, both the pro rata portion of such Exchange Security included in an Exchange Property Unit not subject to such conversion or exchange and the amount or number of any cash, securities and/or other property that a holder of the pro rata portion of such Exchange Security included in an Exchange Property Unit so subject to conversion or exchange would have been entitled to receive (as computed prior to the application of any Indemnifiable Taxes that apply to such property) as a result of the Reorganization Event in respect of such portion so subject to conversion or exchange.

(f) Elections with Respect to Reorganization or Dilution Events. If a Reorganization Event or a Dilution Event permits holders of an Exchange Security to elect (i) whether to participate or not or (ii) to own or receive either Marketable Securities or cash and/or other securities or property, or a combination of any or all of the foregoing, the Exchange Property adjustment will be based on the election actually made (or deemed to be made) by Shareholders with respect to the number of units of such Exchange Security included in the Exchange Property; provided that all Shareholders in respect of all outstanding Contracts shall make the same election in respect of a Reorganization Event or a Dilution Event. Shareholder will use reasonable efforts to notify Purchaser (or cause Purchaser to be notified) of any such election at least two Trading Days prior to the date of expiration of a holder of such Exchange Security’s right to make such an election (or, if earlier, the date at least three Trading Days prior to the commencement of any calculation period applicable to such Exchange Security, and/or such consideration with respect thereto, in such Reorganization Event or Dilution Event) and will direct Purchaser (or cause Purchaser to be directed) to instruct the Collateral Agent to make such election on Shareholder’s behalf, and upon such notice, Purchaser will direct the Collateral Agent to make such election on Shareholder’s behalf. Shareholder will make any such election following its consultation with respect thereto with a nationally recognized investment banking firm retained by Shareholders for this purpose and will make such election that it believes in good faith would result in the greatest economic value (to the holders of the Trust Securities) of the consideration with respect to such Exchange Security in such Reorganization Event or Dilution Event; provided that (1) if such Reorganization Event or Dilution Event permits Shareholder to elect to receive Marketable Securities in lieu of cash and/or other securities or property, Shareholder will not be required to make such consultation or good faith determination to the extent Shareholder elects to receive the maximum possible number of Marketable Securities and (2) Shareholder will not be required to make any such consultation to the extent that (X) the Shareholder Group beneficially owns, directly or indirectly, at the time of such election Exchange Securities with a Then-Current Value of no less than $20 million that are not included in the Collateral and (Y) the members of the Shareholder Group beneficially owning such Exchange Securities make the same election in connection with such Reorganization Event or Dilution Event. In the event that Purchaser does not receive such notice from Shareholder under this Agreement, or such notice from any other Shareholder under the corresponding provisions of its Contract, Shareholder shall be deemed to have authorized Purchaser to direct the Collateral Agent to make the election that Purchaser believes in good faith, after consultation with a nationally recognized investment banking firm, would result in the greatest economic value (to the holders of the Trust Securities) of the consideration with respect to such Exchange Security in such Reorganization Event or Dilution Event.

(g) Exchange Property Adjustment Date. The date on which a given Exchange Property adjustment will take effect is referred to as the “Exchange Property Adjustment Date” and will be the distribution date for the property distributed in such event; provided that (i) if such distribution date occurs on or after the Exchange Date (or an earlier settlement date, if this Agreement is accelerated in full), then the Exchange Property Adjustment Date shall be the Record Date for such distribution, and (ii) if the Record Date for a Dilution Event or Reorganization Event occurs and, prior to the related Exchange Property Adjustment Date, a Record Date or Exchange Property Adjustment Date occurs for another Dilution Event or Reorganization Event then, in either case, the adjustments to the Exchange Property Unit in respect of such Dilution Events and/or Reorganization Events, as applicable, will take into account the property that a holder of one Exchange Property Unit would have been entitled to receive in the relevant transactions or events whether or not the relevant property had been distributed as of the relevant Record Date or Record Dates. If the preceding clauses (i) or (ii) apply, the Shareholders shall not be required to deliver such distributed property to Purchaser prior to the date that is five Scheduled Trading Days following the earlier of (x) the first date that the property distributed in such event is received by the Shareholders and (y) the first date that the property distributed in such event is received by the Collateral Agent. Within three Business Days after the Exchange Property Adjustment Date, Purchaser will provide to holders of the Trust Securities written notice of the event and a statement setting forth in reasonable detail the amount or number of each type of Exchange Property included in the Exchange Property Unit, after giving effect to the applicable Exchange Property adjustment.

(h) No Other Adjustments. There will be no adjustments of the Exchange Property Units for events other than those defined as Dilution Events or Reorganization Events or other adjustment events set forth in this Section 6.1. In particular, there will be no adjustment for any offerings by any issuer of Exchange Securities of its equity securities for cash or in connection with acquisitions, any self-tenders (other than self-tenders constituting a Reorganization Event) or repurchases by the issuer of its equity securities. Likewise, there will be no adjustments of the Exchange Property Units for any sales of Shares or other Exchange Securities by Shareholder or any other shareholder of the Company or any third party partial tender offers for the Shares or other Exchange Securities (other than tender offers constituting a Reorganization Event).

Section 6.2 Publishing of Elections. Upon receipt of any notice from Shareholder in respect of an Optional Acceleration election, adjustment or election in respect of a Dilution Event of Reorganization Event or substitution of Collateral, Purchaser shall issue a press release announcing the delivery of such notice and the relevant election or adjustment notified therein or post the relevant information on a publicly available website.

Section 6.3 Special Acceleration.

(a) Notwithstanding the foregoing, if, on any Exchange Property Adjustment Date (which will be deemed to include, for purposes of the provisions relating to Special Accelerations, any date on which an Exchange Security ceases to be a Marketable Security, if such cessation does not arise as a result of a Dilution Event or Reorganization Event) occurring prior to the sixth Business Day before the first Trading Day in the Observation Period, after giving effect to the Exchange Property adjustment required as of such date, if any, the percentage

(“Non-Marketable Securities Percentage”) obtained by dividing (1) the aggregate Then-Current Value of the items of Exchange Property included in one Exchange Property Unit other than Marketable Securities (such items, the “Non-Marketable Securities Exchange Property”) by (2) the aggregate Then-Current Value of all the items of Exchange Property included in one Exchange Property Unit, each determined as of the Exchange Property Adjustment Date, equals or exceeds 20 percent, then delivery of the Non-Marketable Securities Exchange Property by Shareholder under this Agreement will be accelerated in accordance with this Section 6.3 (such acceleration, a “Special Acceleration”). For the purposes of the below, “Make-Whole Non-Marketable Securities Exchange Property” for any Special Acceleration in respect of each Trust Security means the amount of Non-Marketable Securities Exchange Property equal to the aggregate of the products, for each type of Non-Marketable Securities Exchange Property that is the subject of such Special Acceleration included in one Exchange Property Unit, of (x) the number of units or amount of each such item of Non-Marketable Securities Exchange Property (or, in the case of cash, the amount of such cash) included in one Exchange Property Unit and (y) the applicable Make-Whole Exchange Property Rate. Notwithstanding anything to the contrary herein, for purposes of determining the Non-Marketable Securities Percentage, if, in connection with a Tax Event, cash, securities or other property is issued or distributed in respect of, or received in exchange for, any Exchange Security (such cash, security or other property, a “Tax Event Security”), and Shareholder fails to satisfy a Reimbursement Obligation in respect of the Tax Event Security, the Tax Event Security shall be deemed to be Non-Marketable Securities Exchange Property.

(b) Upon any Special Acceleration, no later than the Special Acceleration Date, Purchaser shall instruct the Collateral Agent to deliver to Purchaser the Make-Whole Non-Marketable Securities Exchange Property (subject to any adjustments for Dilution Events or Reorganization Events, if applicable, as set forth in Section 6.1) in respect of a number of Trust Securities equal to the product of (X) the number of all outstanding Trust Securities for such Special Acceleration and (Y) the Applicable Percentage as of the Special Acceleration Date, and Purchaser will promptly distribute such property pro rata to holders of the Trust Securities then outstanding; provided that in connection with such delivery, Shareholder shall be deemed to have authorized Purchaser to instruct the Collateral Agent to make such delivery. The “Special Acceleration Date” means the fifth Scheduled Trading Day following the Exchange Property Adjustment Date with respect to such Special Acceleration or, if later, on the fifth Scheduled Trading Day after Collateral Agent receives Non-Marketable Securities Exchange Property that is the subject of such Special Acceleration.

(c) Reduction of Exchange Property Following a Special Acceleration. Immediately upon the delivery by Collateral Agent to Purchaser of the Make-Whole Non-Marketable Securities Exchange Property in respect of a number of Trust Securities equal to the product of (X) the number of all outstanding Trust Securities and (Y) the Applicable Percentage, the Exchange Property shall be reduced to exclude all Non-Marketable Securities Exchange Property that, on the Exchange Property Adjustment Date for such Special Acceleration, formed part of the Exchange Property (but, for the avoidance of doubt, without effect on the amount of Non-Marketable Securities Exchange Property deliverable to holders of outstanding Trust Securities with respect to such Special Acceleration itself) and such Non-Marketable Securities Exchange Property shall be released from the Collateral.

Section 6.4 Optional Acceleration.

(a) If Shareholder delivers notice to Purchaser that it has elected to effect an acceleration pursuant to this Section 6.4 (an “Optional Acceleration”), then delivery of the Exchange Property by Shareholder under this Agreement will be accelerated as set forth below; provided that the conditions and procedures set forth in Section 6.4(b) and Section 6.5 are met. If Shareholder delivers a notice of Optional Acceleration to Purchaser, Purchaser will promptly (and, in any event, within one Scheduled Trading Day) deliver notice of such election to the holders of the Trust Securities.

(b) Conditions to Optional Acceleration.

Shareholder’s notice of Optional Acceleration will be effective only if:

(i)	no Event of Default has occurred and is continuing;

(ii)	such notice states that such Optional Acceleration is made with respect to a Reimbursement Obligation and includes the Officer’s Certificate and opinion of counsel described under Section 6.5 below; and

(iii)	the conditions in Section 6.5(c) are met.

(c) Optional Acceleration Exchange Date. The settlement for an Optional Acceleration (such date of settlement referred to as an “Optional Acceleration Date”) will be accelerated to a Trading Day between the first Trading Day and the fourth Trading Day, at the Shareholder’s election, following the five Trading Day period immediately following the Optional Acceleration Notice Date; provided that the Shareholder must elect the same Optional Acceleration Date elected by each other Shareholder. In the event of an Optional Acceleration, Collateral Agent shall deliver to Purchaser, no later than 12:00 p.m. New York City time on the Optional Acceleration Date, the Exchange Amount as set forth below.

(d) Exchange Amount in the Event of an Optional Acceleration. In the event of an Optional Acceleration, the Final Exchange Amount per Trust Security will be a number of Exchange Property Units equal to the Make-Whole Exchange Property Rate applicable to such Optional Acceleration, as determined in accordance with Section 6.5.

Section 6.5 Optional Acceleration Procedures.

(a) Shareholder may effect an Optional Acceleration only if each of the Shareholders reasonably determines that, as a result of a Tax Event, it will have, or has a substantial likelihood of having, a Reimbursement Obligation, and such obligation cannot be avoided by taking reasonable measures that are available to such Shareholder(s) or any member of the Shareholder Group (provided that such measures do not have an adverse effect on any party, including any member of the Shareholder Group). The Tax Event must occur on or after (and not be already in effect prior to) the closing date for the offering of the Trust Securities.

(b) No notice of an Optional Acceleration will be given by Shareholder earlier than the 90th calendar day prior to the earliest date with respect to which Shareholder will, or there is a substantial likelihood that Shareholder will be obligated to pay, or cause to be paid, or pledge any amount in respect of a Reimbursement Obligation. Concurrently with the delivery of the notice in respect of such Optional Acceleration, Shareholder will deliver to Purchaser: (i) an Officer’s Certificate stating that it is entitled to effect such Optional Acceleration because Shareholder will, or there is a substantial likelihood that Shareholder will be obligated to pay, or cause to be paid, or pledge any amount in respect of a Reimbursement Obligation and setting forth a statement of facts showing that the conditions precedent to its right to elect such Optional Acceleration have been satisfied and that Shareholder cannot avoid its Reimbursement Obligation by taking reasonable measures available to Shareholder or any member of the Shareholder Group (provided that such measures do not have an adverse effect on any party, including any member of the Shareholder Group) and (ii) an opinion of an independent tax counsel of recognized standing and reasonably satisfactory to Purchaser to the effect that Shareholder has been or will, or there is a substantial likelihood that Shareholder will, be obligated to pay, or cause to be paid, or pledge any amount in respect of a Reimbursement Obligation. Purchaser will accept and shall be entitled to rely absolutely and without further inquiry on such Officer’s Certificate and opinion of counsel as sufficient evidence of the satisfaction of the conditions precedent described above, in which event it will be conclusive and binding on the holders of the Trust Securities.

(c) Shareholder’s notice of Optional Acceleration shall not become effective unless and until Purchaser has received a notice of Optional Acceleration from each of the other Shareholders with respect to the same Reimbursement Obligation, in each case as specified and pursuant to the applicable procedures for giving such notice in each of the Contracts.

Section 6.6 Make-Whole Exchange Property Rate.

(a) The “Make-Whole Exchange Property Rate” will be determined by reference to the table below, based on the applicable “Make-Whole Adjustment Date” and the applicable “Share Price” related to such Make-Whole Adjustment Date. All Shareholders in connection with all outstanding Contracts will provide to Purchaser a written notice of a Make-Whole Exchange Property Rate applicable to any Special Acceleration or Optional Acceleration promptly after such Make-Whole Exchange Property Rate may be determined based on the availability of the relevant Make-Whole Adjustment Date and the Share Price, but not later than within two Business Days after both such relevant Make-Whole Adjustment Date and Share Price become available, and Purchaser shall issue a press release or post the relevant information on a publicly available website promptly after receiving such notice from Shareholders.

(b) For purposes of any Special Acceleration, the “Make-Whole Adjustment Date” will be the Exchange Property Adjustment Date for such Special Acceleration, and the “Share Price” related to such Make-Whole Adjustment Date will be the average of the Daily VWAPs of the Shares (or the average of the aggregate Then-Current Values of Exchange Property included in one Exchange Property Unit, if the Exchange Property Unit includes Exchange Property other than solely one Share) over the five consecutive Trading Day period ending on, and including, the Trading Day immediately preceding the Exchange Property Adjustment Date.

(c) For purposes of an Optional Acceleration, the “Make-Whole Adjustment Date” will be the Optional Acceleration Notice Date for such Optional Acceleration, and the “Share Price” related to such Make-Whole Adjustment Date will be the average of the Daily VWAPs of the Shares (or the average of the aggregate Then-Current Values of Exchange Property included in one Exchange Property Unit, if the Exchange Property Unit includes Exchange Property other than solely one Share) over the five consecutive Trading Day period beginning on, and including, the first Trading Day immediately following the Optional Acceleration Notice Date.

(d) Immediately following each Special Acceleration (but, for the avoidance of doubt, without effect on the Make-Whole Exchange Property Rate applicable to such Special Acceleration), each of the Share Prices set forth in the column headers of the table below will be adjusted to be equal to the product of (i) the respective Share Prices set forth in the table below (as previously adjusted, if applicable) and (ii) the Non-Accelerated Percentage determined after giving effect to the adjustment thereto in respect of such Special Acceleration.

(e) The following table sets forth the Make-Whole Exchange Property Rate for each Share Price and Make-Whole Adjustment Date set forth below:

Make-Whole Adjustment Date	Share Price
	$5.00	$7.50	$10.00	$12.50	$15.00	$17.50	$20.00	$22.50	$25.00
December 15, 2017	4.8735	5.0663	5.0898	5.0058	4.8776	4.7538	4.6948	4.6948	4.6948
December 1, 2018	5.1455	5.2768	5.3023	5.2253	5.0753	4.9106	4.7761	4.6948	4.6948
December 1, 2019	5.3995	5.4644	5.4915	5.4627	5.3280	5.1111	4.9024	4.7601	4.6948
December 1, 2020	5.6338	5.6338	5.6338	5.6338	5.6338	5.6338	5.0000	4.6948	4.6948

(f) If the exact Share Prices and Make-Whole Adjustment Dates are not set forth in the table in Section 6.6(e), the Make-Whole Exchange Property per Trust Security will be determined as follows:

(i)	if the applicable Share Price is between two Share Prices in the table or the Make-Whole Adjustment Date is between two Make-Whole Adjustment Dates in the table, the Make-Whole Exchange Property Rate will be determined by straight-line interpolation between the Make-Whole Exchange Property Rates set forth for the higher and lower Share Prices and the two Make-Whole Adjustment Dates, as applicable, based on a 365-day year;

(ii)	if the applicable Share Price is in excess of $25.00 per Share (or other Exchange Property, if applicable), then the Make-Whole Exchange Property Rate will be 4.6948 Shares (or Exchange Property Units, if applicable) (subject to adjustment in the same manner as the numbers of Shares set forth in the column headers of the table above); or

(iii)	if the applicable Share Price is less than $5.00 (with such dollar amount being subject to adjustment in the same manner as the number of Shares set forth in the column headers of the table above), then the Make-Whole Exchange Property Rate will be 5.6338.

(g) Notwithstanding anything to the contrary herein, in no event will the Make-Whole Exchange Property Rate be an amount greater than 5.6338 Shares (or Exchange Property Units, if applicable) (subject to adjustment in the same manner as the number of Shares set forth in the table above).

Section 6.7 Reimbursement Obligations.

(a) If Shareholder has actual knowledge or is notified by the Collateral Agent that Indemnifiable Taxes have been imposed with respect to any Exchange Property (including any distribution with respect thereto), Shareholder shall, within five (5) Business Days, (x) in the case of any Indemnifiable Taxes in respect of any Excess Cash Dividends, pay, or cause to be paid, to Purchaser such additional amounts as will be necessary in order that the amount available to be paid by Purchaser under the Trust Securities is no less than the amount that would have been so available in the absence of any Indemnifiable Taxes and (y) in the case of any other Indemnifiable Taxes, pledge, or cause to be pledged, to the Collateral Agent such additional amounts as will be necessary in order that the amount of Collateral (net of such Indemnifiable Taxes) equals the Required Pledged Assets. Without duplication of the foregoing, if Mexico, or any other jurisdiction in which Shareholder is organized, resident or doing business for tax purposes, imposes Indemnifiable Taxes on payments to or by Purchaser in respect of Excess Cash Dividends pursuant to the second paragraph of Section 6.1(d), Shareholder shall, within five (5) Business Days after Shareholder obtains actual knowledge or is notified by Purchaser that such a payment will be made, pay, or cause to be paid, to Purchaser such additional amounts as will be necessary in order that the amount receivable by a holder or beneficial owner of Trust Securities is no less than the amount that would have been so received in the absence of such Indemnifiable Taxes. Shareholder may satisfy any payment obligation under the second paragraph of Section 6.1(d) or this Section 6.7(a), in whole or in part, by instructing the Collateral Agent to release from the Collateral and deliver to Purchaser any assets that Shareholder would be entitled to have released from the Collateral under Section 5.6 of the Collateral Agreement were it to satisfy the obligation by making a payment of cash. Any payment or pledge obligation described in this Section 6.7(a) (except for any such payment obligation in respect of Excess Quarterly Dividends) shall constitute a “Reimbursement Obligation”. The foregoing obligations will survive any termination or discharge of this Agreement or Trust Securities.

(b) Shareholder will pay, or cause to be paid, any Documentary Taxes imposed by any Relevant Jurisdiction on the receipt of Shares or other Exchange Property by Purchaser and holders and beneficial owners of the Trust Securities and (where applicable) reimburse Purchaser as an additional amount for the payment of any Documentary Taxes as a result of or otherwise with respect to the transactions contemplated hereunder. Purchaser will use commercially reasonable efforts to cooperate with Shareholder to pay, reduce or eliminate any such Documentary Taxes.

ARTICLE VII

ACCELERATION UPON AN EVENT OF DEFAULT; TRANSFER AGENT INSTRUCTIONS

Section 7.1 Events of Default. If one or more of the following events (each an “Event of Default”) shall occur:

(a) an Insolvency Event shall occur with respect to Shareholder; or

(b) a Breach Event shall occur; or

(c) a Collateral Event of Default within the meaning of the Collateral Agreement shall occur;

then, upon the occurrence of any such event, Shareholder’s Obligations will automatically be accelerated (such acceleration, an “Acceleration upon Event of Default”). In that event, Shareholder will become obligated to deliver the maximum number and amount of each type of Exchange Property then deliverable under this Agreement.

Section 7.2 Voting. Shareholder will have the right to vote any pledged Shares or Exchange Securities pursuant to the terms of the Securities Account Control Agreement.

ARTICLE VIII

MISCELLANEOUS

Section 8.1 Adjustments; Calculations; Selection of Independent Investment Banking Firm; Appointment of Collateral Agent.

(a) Unless otherwise explicitly stated herein, Purchaser shall be responsible for all determinations and adjustments hereunder, including with respect to Article VI or any delivery of Shares, Exchange Property or any cash for fractional Shares or other Exchange Securities, each of which shall be made in a commercially reasonable manner, and shall furnish Shareholder notice of any such adjustment or determination and shall provide Shareholder reasonable opportunity to review the calculations pertaining to any such adjustment or determination. In connection with any such adjustment or determination, the Administrator shall retain, on behalf of Purchaser, a nationally recognized independent investment banking firm for such purpose. The Administrator will consult with Shareholders in connection with all outstanding Contracts on the selection and retention of any such investment bank.

(b) Purchaser hereby irrevocably appoints U.S. Bank National Association to act on its behalf as Collateral Agent under the Collateral Agreement and the Securities Account Control Agreement and authorizes Collateral Agent to take such actions on Purchaser’s behalf and to exercise such powers as are delegated to Collateral Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto.

Section 8.2 No Assumption of Liability. By executing this Agreement, none of the Trustees assumes any personal liability under this Agreement.

Section 8.3 Notices.

(a) All notices and other communications provided for in this Agreement, unless otherwise specified, shall be in writing (including by facsimile or electronic mail) and shall be given at the addresses set forth in the following sentence or at such other addresses as may be designated by notice duly given in accordance with this Section 8.3 to each other party to this Agreement. Until such notice is given,

(i) notices to Purchaser shall be directed to it at:

2017 Mandatory Exchangeable Trust

850 Library Avenue, Suite 204

Newark, Delaware 19711

Attention: Donald J. Puglisi, Managing Trustee

Facsimile No.: +1-302-738-7210

Email: dpuglisi@puglisiassoc.com

with a copy (which shall be required to constitute notice) to the Administrator, at:

U.S. Bank National Association

Global Corporate Trust Services

101 North First Avenue, Suite 1600, Phoenix, AZ 85003

Attention: Mary Ambriz-Reyes (re: 2017 Mandatory Exchangeable Trust)

Facsimile No.: (602) 257-5433

Email: mary.ambrizreyes@usbank.com; and

(ii) notices to Shareholder shall be directed to it at:

Banco Inbursa, S.A., Institución de Banca Múltiple, Grupo Financiero Inbursa

Paseo de las Palmas No. 736

Colonia Lomas de Chapultepec

C.P. 11000 Mexico, D.F., Mexico

Attention: Guillermo R. Caballero Padilla

Phone: +52(55) 5625 4900

Email: gcaballerop@inbursa.com ext. 3328

with a copy (which shall be required to constitute notice) to:

Cleary Gottlieb Steen & Hamilton LLP

Attention: Jorge U. Juantorena

Email: jjuantorena@cgsh.com

(b) Each notice given pursuant to Section 8.3(a) shall be effective (i) if sent by certified mail (return receipt requested), 72 hours after being deposited in the mail in the United States of America or in the United Mexican States, postage prepaid; (ii) if given by facsimile or electronic mail, upon the sender’s receipt of written acknowledgement of receipt from the intended recipient (such as, in the case of electronic mail, by the “return receipt requested” function, as available, return e-mail or other written acknowledgement); or (iii) if given by any other means, when delivered at the address specified in this Section 8.3.

Section 8.4 Governing Law; Severability. This Agreement shall be governed by and construed in accordance with the laws of the State of New York. To the extent permitted by law, the unenforceability or invalidity of any provision or provisions of this Agreement shall not render any other provision or provisions contained in this Agreement unenforceable or invalid. No claim, counterclaim or dispute of any kind or nature whatsoever arising out of or in any way relating to this Agreement (“Claim”) may be commenced, prosecuted or continued in any court other than the courts of the State of New York located in the City and County of New York or in the United States District Court for the Southern District of New York, or in the courts of the domicile of each of the parties hereto, in respect of actions brought against any such party as a defendant, which courts shall have exclusive jurisdiction over the adjudication of such matters, and each of the parties hereto consents and irrevocably and unconditionally submits to the exclusive jurisdiction of such courts and personal service with respect thereto. Each of the parties hereto hereby consents to personal jurisdiction, service and venue in any court in which any Claim arising out of or in any way relating to this Agreement is brought by any third party against any indemnified party. Each of the parties hereto (each on its behalf and, to the extent permitted by applicable law, on behalf of its stockholders and affiliates) irrevocably and unconditionally waives, to the extent permitted by applicable law, (i) any objection that it may now or hereafter have to the laying of venue of any such Claim, (ii) all right to trial by jury in any action, proceeding or counterclaim (whether based upon contract, tort or otherwise) in any way arising out of or relating to this Agreement, (iii) any other jurisdiction to which it may otherwise be entitled and (iv) any right to which it may be entitled, on account of place of residence or domicile. Each of the parties agrees that a final judgment in any such action, proceeding or counterclaim brought in any such court shall be conclusive and binding upon such party and may be enforced in any other courts to the jurisdiction of which such party is or may be subject, by suit upon such judgment. Shareholder hereby appoints, and further agrees to take any and all action as may be necessary to maintain such designation and appointment of such authorized agent in full force and effect until the termination of this Agreement from the date hereof, without power of revocation, CT Corporation System as its agent to accept and acknowledge on its behalf service of any and all process that may be served in any action, proceeding or counterclaim in any way relating to or arising out of this Agreement (the “Process Agent”). In the event that CT Corporation System has ceased to serve as Process Agent, Shareholder agrees to notify Purchaser of a successor Process Agent within ten (10) Business Days.

Section 8.5 Entire Agreement. Except as expressly set forth in this Agreement, this Agreement constitutes the entire agreement among the parties with respect to the subject matter of this Agreement and supersedes all prior agreements, understandings and negotiations, both written and oral, among the parties with respect to the subject matter of this Agreement.

Section 8.6 Amendments; Waivers.

(a) Any provision of this Agreement may be amended or waived (either generally or in a particular instance and either retrospectively or prospectively) if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by Purchaser and Shareholder or, in the case of a waiver, by the party against whom the waiver is to be effective. Purchaser agrees that it will not, without Shareholder’s written consent, agree to amend or waive any provision of the Trust Agreement in any manner that adversely affects the rights or Obligations of Shareholder hereunder or alter the conditions for the termination of the Trust Agreement and Purchaser pursuant to Section 8.3 of the Trust Agreement. No failure or delay by either party in exercising any right, power or privilege under this Agreement shall operate as a waiver of such right, power or privilege nor shall any single or partial exercise of any such right, power or privilege preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. The rights and remedies provided in this Agreement shall be cumulative and not exclusive of any rights or remedies provided by law.

(b) Notwithstanding anything to the contrary, Purchaser and Shareholder agree to use their commercially reasonable efforts to amend this Agreement, from time to time on and after the date of this Agreement, to cure any ambiguity, defect or inconsistency or to make this Agreement consistent with the description thereof in the offering circular, dated December 8, 2017, of Purchaser relating to the offering of the Trust Securities.

Section 8.7 Termination of Purchaser. Purchaser agrees to terminate its existence in accordance with the terms and conditions of Section 8.3 of the Trust Agreement.

Section 8.8 Non-Assignability. This Agreement and the rights and obligations of the parties under this Agreement may not be assigned by either party without the prior written consent of the other party, and any purported assignment without such consent shall be void.

Section 8.9 No Third Party Rights; Successors and Assigns. This Agreement is not intended and shall not be construed to create any rights in any person other than Shareholder and Purchaser and their respective successors and assigns and no person shall assert any rights as third party beneficiary under this Agreement. Whenever any of the parties to this Agreement is referred to, such reference shall be deemed to include the successors and assigns of such party. All the covenants and agreements contained in this Agreement by or on behalf of Shareholder and Purchaser shall bind and be enforceable by, and inure to the benefit of, their respective successors and assigns whether so expressed or not, and shall be enforceable by and inure to the benefit of Purchaser and Shareholder and their respective successors and assigns.

Section 8.10 Counterparts. This Agreement may be executed, acknowledged and delivered in any number of counterparts, each of which shall be an original, but all of which shall constitute a single agreement, with the same effect as if the signatures on each such counterpart were upon the same instrument. A copy of a counterpart sent by facsimile machine or other electronic means must be treated as an original counterpart, is sufficient evidence of the execution of the original and may be produced in evidence for all purposes in place of the original.

Section 8.11 Termination. This Agreement shall terminate upon the earliest of (i) the date 90 days after the execution of this Agreement if (x) the Firm Trust Securities have not theretofore been issued to the Initial Purchasers under the Securities Purchase Agreement or (y) the net worth of Purchaser is not at least $100.00 at such time, and (ii) the date 10 Business Days after the Exchange Date (or, if this Agreement shall be accelerated pursuant to Article VII hereof, or pursuant to an Optional Acceleration or a Special Acceleration with a Non-Marketable Securities Percentage of 100%), 10 Business Days after the date on which Purchaser shall receive the Shares or other consideration then required to be delivered by each Shareholder, or the net proceeds of any sale of the Collateral pursuant to Section 7.3 of the Collateral Agreement).

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered as of the first date set forth above.

SHAREHOLDER:

BANCO INBURSA, S.A., INSTITUCIÓN DE BANCA MÚLTIPLE, GRUPO FINANCIERO INBURSA

By:
Name:
Title:

[Signature page to the Forward Agreement – Inbursa]

PURCHASER:

2017 MANDATORY EXCHANGEABLE TRUST

By:
Donald J. Puglisi, as Managing Trustee

By:
William R. Latham, III, as Trustee

By:
James B. O’Neill, as Trustee

[Signature page to the Forward Agreement – Inbursa]